UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 13, 2016

EXLSERVICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33089 (Commission File Number)	82-0572194 (I.R.S. Employer Identification No.)

280 Park Avenue, 38th Floor New York, New York 10017 (Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 277-7100

NOT APPLICABLE

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of ExlService Holdings, Inc. (the “Registrant”) approved the entry by the Registrant into a new employment agreement with Vishal Chhibbar, the Registrant’s executive vice president and chief financial officer, which the parties agreed would be effective as of January 1, 2016. The new employment agreement supersedes Mr. Chhibbar’s existing employment agreement dated May 1, 2009. Under the new employment agreement, Mr. Chhibbar’s annual base salary will be increased to $400,000, subject to adjustments by the Board as permitted in the agreement, and his target annual cash bonus opportunity will be 60% of his base salary with a maximum of 120% of his base salary. Mr. Chhibbar will continue to remain eligible to receive equity awards at the discretion of the Compensation Committee. In addition, Mr. Chhibbar is entitled to receive up to $100,000 in connection with his relocation from India to New York. The new employment agreement also provides him with continuation of his base salary for 12 months, as severance, if his employment is terminated without cause (other than due to death or disability) or if he resigns for good reason (as those terms are defined in the new agreement). The foregoing summary is not complete and is qualified in its entirety by reference to the new employment agreement, a copy of which will be filed with the Registrant’s next periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXLSERVICE HOLDINGS, INC. (Registrant)

Date: April 19, 2016	By:	/s/ Nancy Saltzman
	Name:	Nancy Saltzman
	Title:	Executive Vice President, General Counsel and Secretary